Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

Bill Barrett Corporation Updates 2017 Operating Guidance; Increasing Production Guidance while Reducing Lease Operating Expense and Capital Expenditure Guidance

•	Production sales volume guidance increased to a range of 6.4-6.6 MMBoe

•	Capital expenditure guidance reduced to $250-$270 million with the same planned level of activity

•	Lease operating expense guidance reduced to $24-$26 million

DENVER - September 5, 2017 - Bill Barrett Corporation (the "Company") (NYSE: BBG) today announced an update to its 2017 operating guidance, including higher production and lower lease operating expense (“LOE”) and capital expenditures.

Driven by a combination of early positive results from its enhanced completion program in the Denver-Julesburg (“DJ”) Basin, strong results from a nine well recompletion program in the Uinta Oil Program and the expected timing of well completions during the second half of 2017, the Company is raising its 2017 production guidance range from 6.0-6.5 million barrels of oil equivalent ("MMBoe") to 6.4-6.6 MMBoe. This represents a 4% increase at the mid-point from previously released 2017 production guidance and a level that is approximately 12% higher at the mid-point than pro forma 2016 production sales volumes, excluding asset sales. Third quarter 2017 production sales volume guidance has been increased from a range of 1.55-1.65 MMBoe to approximately 1.75 MMBoe, representing an increase of approximately 9%.

The Company is delivering greater drilling and completion efficiencies with respect to its capital program that have partially offset forecasted service cost increases for 2017. As a result, it is now expected that capital expenditures will total $250-$270 million, down from an earlier estimate of $255-$285 million. The Company anticipates that 70-75 wells will be spud in 2017, which is unchanged from the previous forecast despite capital expenditure guidance being reduced by approximately 4% at the mid-point. Third quarter 2017 capital expenditures are expected to total $65-$75 million, which is unchanged from previous guidance. The Company is currently operating two drilling rigs in the DJ Basin and expects to continue to do so for the remainder of 2017. However, this plan is subject to change based on any material movement in crude prices.

The Company continues to build on operational efficiencies at the field level and as a result is decreasing its LOE guidance for 2017 from $27-$30 million to $24-$26 million, representing a decrease of 12% at the mid-point. The Company continues to pursue additional cost reducing synergies in an effort to further reduce LOE.

Commenting on the updated operating guidance, Chief Executive Officer and President Scot Woodall said, "We have done an excellent job of executing on our operational plan this year and the effort of our team is reflected in our updated guidance. We remain encouraged by the early results of our enhanced completions in the DJ Basin, which combined with faster drilling and completion cycle time allows us to deliver a higher growth profile. We are focused on the items within our control and exhibiting an increased level of operating efficiency to offset inflationary pressure, as evidenced by lower LOE and capital expenditure guidance. We maintain excellent operational flexibility with an anticipated level of planned activity that allows us to deliver a strong growth profile in 2018.”

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing projections for certain 2017 operational and financial metrics. Additional forward-looking statements in this release relate to, among other things, future capital expenditures, costs, projects and opportunities.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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